EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ENTERS INTO AGREEMENT WITH SYNGENTA

TO SUPPLY FORCE® IN SMARTBOX®

NEWPORT BEACH, CA – January 22, 2004 – American Vanguard Corporation (AMEX:AVD) today announced that its subsidiary, AMVAC Chemical Corporation, entered into an agreement with Syngenta Crop Protection to supply Force 3G corn soil insecticide for use through AMVAC’s SmartBox system beginning in the 2004 season.

AMVAC’s SmartBox is a closed handling system that combines precision insecticide application with reduced applicator exposure. Its 50-lb. returnable containers eliminate the need to open, pour and dispose of bags, which reduces the risk of skin contact and inhalation. It features in-cab push-button insecticide control, monitoring and data record keeping capabilities. The SmartBox is a low-maintenance system that can be easily fitted on all major brands of planters.

Force 3G is a leading corn soil insecticide manufactured and marketed by Syngenta for the control of corn rootworm, wireworm, cutworm and white grub in corn.

“The availability of Force insecticide through SmartBox is great news for corn growers who want a high level of corn soil insect control,” stated Ted Ramirez, director of marketing for AMVAC. “Corn growers continue to see the value the SmartBox technology offers and now have the choice of using Force and our other corn soil insecticides through the SmartBox system. Since we acquired SmartBox from Dupont in 2000, we have enjoyed increasing grower acceptance and utilization. This endorsement from Syngenta further supports our goal to position SmartBox as the delivery system of choice for granular insecticides.”

Pat Steiner, Syngenta Force brand manager, commented, “Force and the SmartBox system are a great fit. The timing is perfect for combining the premium performance of Force with the superior SmartBox technology. With Force and the SmartBox, we are offering proven performance at a time when growers are facing tremendous pressure on yields from corn insects.”

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American Vanguard Corporation News Release	Page 2

January 22, 2004

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2003, American Vanguard was recognized as one of Business Week’s Hot Growth Companies (#94), Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#35) and Forbes’ Hot Shots: 200 Up and Coming Companies (#23). To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com

About Syngenta

Syngenta is a world-leading agribusiness committed to sustainable agriculture through innovative research and technology. The company is a leader in crop protection and ranks third in the high-value commercial seeds market. Sales in 2002 were approximately US$6.2 billion. Syngenta employs some 20,000 people in over 90 countries. Syngenta is listed on the Swiss stock exchange (SYNN) and in New York (SYT). Further information is available at www.syngenta.com.

SmartBox® is a registered trademark of AMVAC Chemical Corporation.

Force® is a registered trademark of a Syngenta Group Company.

Force is a Restricted Use Pesticide.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS

FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, Senior Vice President & CFO		Lauren Barbera
Glen Johnson, Senior Vice President of AMVAC		lbarbera@equityny.com
(949) 260-1200		(212) 836-9610
Loren G. Mortman
(212) 836-9604